EXHIBIT 99.2

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Angela Barbera
Phone:        949.333.1735
Email:        abarbera@steadfastcmg.com

STEADFAST INCOME REIT APPROVES
NEW ESTIMATED VALUE PER SHARE OF $11.65 PER SHARE

IRVINE, Calif., Feb. 16, 2017 - Steadfast Income REIT, Inc. (SIR) announced today the determination of an estimated value per share of the company’s common stock of $11.65 as of December 31, 2016.
The estimated value per share was determined by SIR’s board of directors after independent, third-party firms conducted property-level and aggregate valuation analyses on SIR’s 65 apartment community assets plus cash and other assets, less the estimated value of outstanding mortgage debt and other liabilities, divided by the number of shares issued and outstanding on an adjusted fully diluted basis.
"We believe this estimated value per share once again validates our strategy to create value for our shareholders," said Ella Neyland, president of Steadfast Income REIT. "By providing institutional-quality management for our income-producing apartment properties, and by making comparatively minor aesthetic improvements to the individual properties, we believe we’ve continued to have a significant impact on the portfolio’s overall value."
SIR’s board of directors engaged CBRE Capital Advisors, Inc. (“CBRE Cap”), a FINRA registered broker-dealer firm that specializes in providing real estate financial services, to provide a calculation of the range for the estimated value per share of SIR’s common stock as of December 31, 2016. CBRE Cap based this range upon appraisals of all of SIR’s real estate properties performed by CBRE, Inc., an

CBRE, Inc., an affiliate of CBRE Cap and an independent third‐party appraisal firm. CBRE Cap is not responsible for the determination of the estimated value per share of SIR’s common stock as of December 31, 2016.
The new estimated value per share reflects a 1.83 percent increase from the previous $11.44 estimated value per share that the board of directors had approved in February 2016. Both valuations were performed by the board of directors in accordance with guidelines issued by the Investment Program Association.
About Steadfast Income REIT
Steadfast Income REIT is a public, non-listed real estate investment trust that operates a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. After launching its initial public offering in July 2010, SIR concluded its sales of shares of common stock in its primary offering on December 20, 2013. SIR is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

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